Exhibit 5.1

March 24, 2016

Guided Therapeutics, Inc.

5835 Peachtree Corners East, Suite D

Norcross, Georgia 30092

Re:	Registration on Form S-1 of up to 4,156,757 Shares of Common Stock of Guided Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel for Guided Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s security holders, of up to 4,156,757 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which consist of: (i) 1,400,000 shares issuable upon partial conversion of an aggregate outstanding principal amount of $1,437,500 of the Company’s 17% senior secured convertible note (the “Senior Convertible Note” and such shares of Common Stock, the “Senior Convertible Note Shares”); (ii) 6,510 shares issued in a Regulation S private placement (such shares of Common Stock, the “Regulation S Shares”); and (iii) 2,750,247 shares issuable upon exercise of certain warrants (the “Warrants,” and such shares of Common Stock, the “Warrant Shares” and, together with the Senior Convertible Note Shares and the Regulation S Shares, the “Shares”), in each case as described in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Senior Convertible Note Shares, when issued upon the conversion of the Secured Convertible Note pursuant to the terms and conditions of the Secured Convertible Note, will be validly issued, fully paid and nonassessable.
2.	The Regulation S Shares are validly issued, fully paid and nonassessable.
3.	The Warrant Shares, when issued upon the exercise of the Warrants pursuant to the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day